Exhibit 99.1

Innovative Solutions & Support, Inc. Announces Second Quarter Fiscal 2020 Financial Results

EXTON, Pa.--(May 13, 2020)--Innovative Solutions & Support, Inc. (“IS&S” or the “Company”) (NASDAQ: ISSC) today announced its financial results for the second quarter of fiscal 2020, ended March 31, 2020.

For the second quarter of fiscal 2020, the Company reported net sales of $4.8 million, compared to $4.2 million in the second quarter a year ago. The Company reported net income of $438,000 or $0.03 per share, compared to $202,000, or $0.01 per share, in the second quarter of fiscal 2019.

Geoffrey Hedrick, Chairman and Chief Executive Officer of IS&S, said, “We have not escaped the threat of the coronavirus pandemic, but have taken immediate remedial actions to minimize its impact to our business. We have taken aggressive steps to protect the health and well-being of our employees, their families, our customers and our other partners. As a result, we have been able to safely keep our operation open and, as an essential service, continue to meet our obligation to fill our customers’ orders.

“In fact, the March quarter was our strongest quarter in four years, with growth in revenues, new orders, backlog and cash flow. In addition, we expect to begin shipping a new OEM AutoThrottle order before the end of this fiscal year. While this pandemic and the evolving containment and relief measures that accompany it make it particularly difficult to forecast future sales, we are confident that the progress we have achieved has us well-positioned to prosper over the long-term.”

Cash flow from operations was approximately $500,000 for the quarter, so that at March 31, 2020 the Company had $22.6 million of cash on hand.

New orders in the second quarter of fiscal 2020 were $8.3 million, and backlog as of March 31, 2020, was nearly $10 million, the highest backlog in several years. Backlog excludes potential future sole-source production orders from the Pilatus PC-24 and the KC-46A programs both of which the Company expects to remain in production for a decade. The Company expects that these contracts will add to production sales already in backlog.

Six Months Results

Total sales for the six months ended March 31, 2020 were $9.3 million compared to $8.2 million for the six months ended March 31, 2019. For the six months ended March 31, 2020, the Company reported net income of $766,000, or $0.04 per share, up from $342,000, or $0.02 per share, for the first half of fiscal 2019.

Conference Call

The Company will be hosting a conference call on Thursday, May 14, 2020, at 10:00 a.m. ET to discuss these results and the Company’s business outlook and product development. Please use the following dial in number to register your name and company affiliation for the conference call: 877-270-2148 and ask to be joined into the Innovative Solutions & Support call. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEMs) and retrofit applications. The company supplies integrated Flight Management Systems (FMS), AutoThrottle Systems and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Balance Sheets

	March 31,	September 30,
	2020	2019
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$22,644,037	$22,416,830
Accounts receivable	2,684,981	2,348,537
Contract asset	186,848	80,182
Inventories	4,821,062	4,470,694
Prepaid expenses and other current assets	1,057,797	642,049

Total current assets	31,394,725	29,958,292

Property and equipment, net	8,282,858	8,444,692
Other assets	230,678	154,041

Total assets	$39,908,261	$38,557,025

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$1,355,755	$1,079,073
Accrued expenses	1,177,065	1,110,918
Contract liability	97,136	29,231

Total current liabilities	2,629,956	2,219,222

Non-current deferred income taxes	129,689	129,651
Other liabilities	5,637	-
Total liabilities	2,765,282	2,348,873

Commitments and contingencies

Shareholders' equity

Preferred stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock.No shares issued and outstanding at March 31, 2020 and September 30, 2019	$-	$-

Common stock, $.001 par value:75,000,000 shares authorized, 19,080,877 and 19,005,487 issued at March 31, 2020 and September 30, 2019, respectively	19,081	19,006

Additional paid-in capital	52,155,835	51,987,096
Retained earnings	6,336,600	5,570,587
Treasury stock, at cost, 2,096,451 shares at March 31, 2020 and September 30, 2019	(21,368,537)	(21,368,537)

Total shareholders' equity	37,142,979	36,208,152

Total liabilities and shareholders' equity	$39,908,261	$38,557,025

Innovative Solutions and Support, Inc.

Consolidated Statements of Operations

(unaudited)

	Three months ended		Six months ended
	March 31,		March 31,
	2020	2019	2020	2019
Net Sales	4,835,065	4,203,127	9,346,493	8,180,777

Cost of sales	2,539,894	1,856,921	4,449,675	3,668,768

Gross profit	2,295,171	2,346,206	4,896,818	4,512,009

Operating expenses:
Research and development	712,019	648,482	1,378,634	1,244,854
Selling, general and administrative	1,531,389	1,524,657	3,234,663	2,998,073
Total operating expenses	2,243,408	2,173,139	4,613,297	4,242,927

Operating income	51,763	173,067	283,521	269,082

Interest income	65,721	26,480	144,591	48,032
Other income	11,219	10,746	28,499	32,600
Income before income taxes	128,703	210,293	456,611	349,714

Income tax (benefit) expense	(309,402)	7,794	(309,402)	7,794

Net income	$438,105	$202,499	$766,013	$341,920

Net income per common share:
Basic	$0.03	$0.01	$0.05	$0.02
Diluted	$0.03	$0.01	$0.04	$0.02

Weighted average shares outstanding:
Basic	16,931,138	16,860,568	16,920,087	16,850,584
Diluted	17,123,388	16,875,720	17,102,483	16,858,160